Exhibit 99.1

HEARTWARE COMPLETES ENROLLMENT IN 450-PATIENT PIVOTAL

DESTINATION THERAPY CLINICAL TRIAL

- Company reaches new milestone with over 2,000 HVAD implants worldwide -

Framingham, MA and Sydney, Australia, May 8, 2012 – HeartWare International, Inc. (Nasdaq: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced that enrollment is complete in ENDURANCE, the Company’s pivotal Destination Therapy clinical study to evaluate the use of the HeartWare® Ventricular Assist System in patients with end-stage heart failure.

“Completing enrollment in this, the largest head-to-head ventricular assist device clinical trial to date, is a major achievement and we look forward to following this Destination Therapy patient population to primary endpoint over the next two years,” said Doug Godshall, President and Chief Executive Officer. “We are thankful for the diligence of the investigators and site coordinators at the 50 U.S. hospitals in the ENDURANCE study. With enrollment of the study complete, we are pleased to report that more than 2,000 end stage heart failure patients globally have received the HeartWare Ventricular Assist System.”

ENDURANCE is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare Ventricular Assist System as a Destination Therapy in advanced heart failure patients. The non-inferiority study enrolled 450 patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for cardiac transplantation. Patients were randomly selected to receive either the HeartWare Ventricular Assist System or, as part of a control group, any alternative LVAD approved by the FDA for Destination Therapy, in a 2:1 ratio. Each patient receiving the HeartWare Ventricular Assist System or control LVAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant.

The primary endpoint of the trial is survival at two years, defined as alive on the originally implanted device without a debilitating stroke, transplanted or explanted due to patient recovery. Secondary endpoints include adverse events such as bleeding and infection, as well as functional status, hospitalization, assessment of neuro-cognitive function and patient quality of life. The Company plans to request from the FDA approval to implant additional Destination Therapy patients under a Continued Access Protocol (CAP) in U.S. centers that implanted a patient in the ENDURANCE trial.

The HeartWare Ventricular Assist System is also under FDA review for a Bridge-to-Transplant indication. On April 25, 2012, the FDA’s Circulatory System Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWare Ventricular Assist System as a bridge to heart transplantation in patients with end-stage heart failure. The Advisory Committee’s recommendation, while not binding, will be considered by the FDA in its review of the Premarket Approval (PMA) application submitted for the HeartWare Ventricular Assist System in December 2010.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union. The device is currently the subject of United States clinical trials for two indications: Bridge-to-Transplant under a continued access protocol and Destination Therapy. For additional information, please visit the company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials and regulatory submissions. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, or other current reports, as filed with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

# # # #

2